EXHIBIT 8.1

VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

January 31, 2005

National-Oilwell, Inc.
10000 Richmond Avenue
Houston, TX 77042-4200

Ladies and Gentlemen:

     We have acted as your counsel in connection with the proposed merger of Varco International, Inc. (“Varco International”), a Delaware corporation, with and into National-Oilwell, Inc. (“National-Oilwell”), a Delaware corporation (the “Merger”). We participated in the preparation of the Registration Statement relating to the Merger filed with the Securities and Exchange Commission on September 16, 2004, as amended (the “Registration Statement”). We hereby confirm that the conclusions of law with respect to federal income tax matters set forth in the Registration Statement under the heading “Material Federal Income Tax Consequences” are accurate and complete in all material respects and represent our opinion with respect to such matters.

     Our opinion is based upon (i) current provisions of the Internal Revenue Code of 1986, as amended, existing regulations thereunder, current administrative rulings of the Internal Revenue Service and court decisions, all of which are subject to change, (ii) the Amended and Restated Agreement and Plan of Merger dated September 13, 2004, but effective as of August 11, 2004, between National-Oilwell and Varco International, including the representations contained therein, and (iii) the facts set forth in the Registration Statement.

     We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.